Exhibit 99.1

Friday, April 20, 2018

Dear Fellow Shareholders,

There’s no such thing as “obsession with excellence,” but you do need to be somewhat obsessed to become truly excellent at anything.

I sincerely hope my letters to you over the last few years seem familiar, if not repetitive. Your company has enjoyed a great deal of success recently and the management team is not shy about spreading the good word. So, if this latest letter to you seems like more of the same… good. Consistent and growing success is the goal. And, if excellence – not just sporadic “wins” or periodic episodes of improved business—is our shared goal, then Farmers must continue its obsession with excellence. That means rigorously following the strategic plan that produced these excellent first quarter results.

Efficiency Ratio

Throughout all levels of our organization, we have focused on business improvement initiatives aimed at growing interest and noninterest income, while proactively controlling costs. The overall goal of these strategies is to drive efficiencies, improve the customer experience, and increase profitability. In addition, the successful integration of four acquisitions we have made since 2015 has benefited Farmers by driving economies of scale identified in our M & A integration plans.

The lower a bank’s efficiency ratio, the better its operations, as it demonstrates that income is growing faster than expenses. The combination of controlling expenses and growing our diverse sources of income has helped the company drive efficiency throughout our organization. At March 31, 2015, Farmers had an efficiency ratio of 70.71%. As a result of Farmers’ focus on managing the level of noninterest expenses, the efficiency ratio has declined 12.73 percentage points to 57.98% at March 31, 2018, which is our best efficiency ratio in the past 29 quarters.

Continual Dividend Growth

We value our shareholders and appreciate their investment in our Company and thus management continually strives to provide attractive returns on all fronts. I am extremely pleased that over the past 3 years, the Board of Directors has approved four increases in our quarterly cash dividend – including two over the past 12 months. Our current quarterly cash dividend is $0.07 per share which is a 75% increase since December 2016.

The growth in Farmers’ dividend payment has significantly outpaced our peers. To compare, the dividend payment in the broad-based Nasdaq Bank Index has increased 15% over the past 12 months compared to Farmers’ increasing 40%. The growth in our dividend payment reflects the company’s strong financial and performance results, and the Board’s commitment to create value for our shareholders.

Wealth Management 360 Branding

Your bank understands that one of our most valuable assets is our brand. Our marketing and wealth management teams took a deliberate, process-driven approach to understanding our advantages in the marketplace relative to other financial institutions. “Bigger small banking” speaks to the unique strengths of our bank brand.

Non-interest income generated through wealth management has become increasingly important for the banking industry, and there has been notable, consistent growth in income from your company’s own wealth management divisions. Our new “Wealth Management 360” branding of services communicates the comprehensive breadth of our offerings. The new brand showcases the tagline, “Be intentional about your worth” which speaks to the spirit of the small business owners and other higher-net worth individuals and families who are increasingly turning to your Company to protect and grow their assets and legacies.

Below is our new Wealth Management logo. To view our newest television commercial please go to our YouTube channel through the following link: https://www.youtube.com/FarmersNationalBank.

Complete attention to excellence means improving on what works and dismissing what doesn’t. As Farmers continues our planned growth, and as we encounter challenges that come with change, we will keep our focus on maintaining excellence. When it comes to success, there is no such thing as too much of a good thing. Our management team realizes even more is expected of us in the future and we, along with all Farmers associates, are working to deliver. It is, I believe, our shared obsession.

Very truly yours,

Kevin J. Helmick

President & CEO

20 South Broad Street PO Box 555 Canfield, OH 44406-0555

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Toll Free: 1-888-988-3276 Ph. (330) 533-3341 Fax: (330) 533-0451 Web Site: www.farmersbankgroup.com